UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2025

National CineMedia, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33296	20-5665602
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 S. Syracuse Way, Suite 300
Centennial, Colorado		80111
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (303) 792-3600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	NCMI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 24, 2025 (the “Effective Date”), National CineMedia, LLC (“NCM LLC”), as borrower, entered into a Loan and Security Agreement (the “Loan Agreement”) with U.S. Bank National Association, as lender (the “Lender”). The Loan Agreement provides for a $45 million senior secured revolving credit facility (the “Credit Facility”) that matures on January 24, 2028 (the “Maturity Date”). In connection with entering into the Loan Agreement, NCM LLC repaid in full amounts outstanding and terminated all commitments under its prior $55 million asset backed senior secured revolving credit facility evidenced by that certain Loan, Security and Guarantee Agreement, dated as of August 7, 2023, among NCM LLC, CIT Northbridge Credit LLC, as agent, and the lenders party thereto (as amended, supplemented or otherwise modified, the “Prior Credit Agreement” and “Prior Facility”). As of January 27, 2025, NCM LLC has not made any borrowings under the Credit Facility. The new Credit Facility has numerous improvements versus the Prior Facility including (i) the meaningful reduction of the Company’s overall interest expense, (ii) the extension of the maturity, and (iii) a cash flow-based revolving loan compared to the asset-based revolving loan of the Prior Facility.

Borrowings under the Loan Agreement may be used for, among other things, working capital and other general corporate purposes of the Company. Borrowings under the Credit Facility bear interest at a floating rate equal to term SOFR (subject to a floor of zero) plus an applicable margin of 2.00%. A commitment fee of 0.25% is payable quarterly in arrears based on the average daily amount of the undrawn portion of the commitments under the Credit Facility for the preceding quarter. The Credit Facility has a $5 million sublimit for the issuance of letters of credit.

Certain of NCM LLC’s future subsidiaries (collectively, the “Guarantors”) are required to guarantee the repayment of NCM LLC’s obligations under the Loan Agreement. The obligations of NCM LLC and any such Guarantors with respect to the Loan Agreement are and will be secured by a pledge of substantially all assets of NCM LLC and each of the Guarantors, including, without limitation, accounts receivables, deposit accounts, intellectual property, investment property, inventory, equipment and equity interests in their respective subsidiaries.

The Loan Agreement contains affirmative and negative covenants customary for financings of this type, including limitations on the NCM LLC’s and its subsidiaries ability to incur additional debt, grant or permit additional liens, make investments and acquisitions, merge or consolidate with others, dispose of assets, pay dividends and distributions, make equity repurchases, pay subordinated indebtedness and enter into affiliate transactions. In addition, the Loan Agreement contains financial covenants requiring NCM LLC to maintain a maximum leverage ratio of no greater than 2.25 to 1.00 and a minimum fixed charge coverage ratio of no less than 1.50 to 1.00, each measured on a quarterly basis. The Loan Agreement also contains representations, warranties, and events of defaults customary for this type of facility.

The foregoing description does not constitute a complete summary of the terms of the Loan Agreement and is qualified in its entirety by reference to the full text of the Loan Agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On the Effective Date, NCM LLC repaid in full amounts outstanding and terminated all commitments under the Prior Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item 2.03 is included in Item 1.01 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1

Loan and Security Agreement, dated as of January 24, 2025, by and among National CineMedia, LLC, as Borrower, the other credit parties party thereto from time to time, and U.S. Bank National Association, as Bank

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL CINEMEDIA, INC.

Dated:	January 27, 2025	By:	/s/ Ronnie Y. Ng
Ronnie Y. Ng Chief Financial Officer